Exhibit 3.1

AMENDED AND RESTATED CERTIFICATE OF INCORPORATION

OF

RANI THERAPEUTICS HOLDINGS, INC.

Rani Therapeutics Holdings, Inc., a Delaware corporation, hereby certifies that:

ONE: The name of this corporation is Rani Therapeutics Holdings, Inc. This corporation filed its original Certificate of Incorporation with the Secretary of State of the State of Delaware on April 6, 2021.

TWO: The Certificate of Incorporation of this corporation is hereby amended and restated to read as follows:

ARTICLE I

NAME

The name of this corporation is Rani Therapeutics Holdings, Inc. (the “Company”).

ARTICLE II

REGISTERED AGENT

The address of the registered office of the Company in the State of Delaware is 1209 Orange Street – Corporation Trust Center, City of Wilmington, County of New Castle, Delaware 19801, and the name of the registered agent of the Company in the State of Delaware at such address is The Corporation Trust Company.

ARTICLE III

PURPOSE

The nature of the business or purpose of the Company is to engage in any lawful act or activity for which corporations may be organized under the Delaware General Corporation Law (the “DGCL”).

ARTICLE IV

AUTHORIZED STOCK

1. The Company is authorized to issue two classes of stock to be designated, respectively, “Common Stock” and “Preferred Stock.” The total number of shares of capital stock which the Company is authorized to issue is 880,000,000 shares. The total number of shares of Common Stock which the Company is authorized to issue is 860,000,000 shares, 800,000,000 shares of which shall be Class A Common Stock (the “Class A Common Stock”), 40,000,000 shares of which shall be Class B Common Stock (the “Class B Common Stock”) and 20,000,000 shares of which shall be Class C Common Stock (the “Class C Common Stock” and, together with the Class A Common Stock and the Class B Common Stock, the “Common Stock”), and 20,000,000 shares of Preferred Stock (the “Preferred Stock”). The Preferred Stock shall have a par value of $0.0001 per share and the Common Stock shall have a par value of $0.0001 per share.

1.

2. The Preferred Stock may be issued from time to time in one or more series, subject to Section 2.3 of Article V, and the Board of Directors of the Company (the “Board”) is hereby expressly authorized to provide for the issue of all or any of the shares of the Preferred Stock in one or more series, and to fix the number of shares and to determine or alter for each such series, such voting powers, full or limited, or no voting powers, and such designation, preferences, and relative, participating, optional, or other rights and such qualifications, limitations, or restrictions thereof, as shall be stated and expressed in the resolution or resolutions adopted by the Board providing for the issuance of such shares and set forth in a certificate of designations filed with the Secretary of State of the State of Delaware (a “Certificate of Designation”). Except as otherwise provided in a Certificate of Designation, the Board is also expressly authorized to increase or decrease the number of shares of any series subsequent to the issuance of shares of that series, but not below the number of shares of such series then outstanding. In case the number of shares of any series shall be decreased in accordance with the foregoing sentence, the shares constituting such decrease shall resume the status that they had prior to the adoption of the resolution originally fixing the number of shares of such series.

3. The number of authorized shares of Common Stock or any series thereof (and, for the avoidance of doubt, the number of authorized shares of each of the Class A Common Stock, Class B Common Stock and Class C Common Stock) or Preferred Stock may be increased or decreased (but not below the number of shares thereof then outstanding) by the affirmative vote of the holders of a majority of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class, without a separate vote of the holders of the Common Stock, or any series thereof, or Preferred Stock, or of any series thereof unless a vote of any such holders is required pursuant to the terms of any Certificate of Designation filed with respect to any series of Preferred Stock, irrespective of the provisions of Section 242(b)(2) of the DGCL.

ARTICLE V

TERMS OF CLASSES AND SERIES

The powers, preferences and rights, and the qualifications, restrictions and limitations thereof, relating to the Common Stock are as follows:

1. Definitions. For purposes of this Amended and Restated Certificate of Incorporation, the following definitions apply:

1.1 “Acquisition” shall mean (A) any consolidation or merger of the Company with or into any other corporation or other entity or person, or any other corporate reorganization, other than any such consolidation, merger or reorganization in which the shares of capital stock of the Company immediately prior to such consolidation, merger or reorganization, continue to represent a majority of the voting power of the surviving entity (or, if the surviving entity is a wholly owned subsidiary, its parent) immediately after such consolidation, merger or reorganization (provided that, for the purpose of this Section 1.1 of Article V, all stock, options, warrants, purchase rights or other securities exercisable for or convertible into Common Stock outstanding immediately prior to such merger or consolidation shall be deemed to be outstanding immediately prior to such merger or consolidation and, if applicable, shall be deemed to be converted or exchanged in such merger or consolidation on the same terms as the actual outstanding shares of capital stock are converted or exchanged); or (B) any transaction or series of related transactions to which the Company is a party in which shares of the Company are transferred or issued such that in excess of 50% of the Company’s voting power is transferred; provided that an Acquisition shall not include any transaction or series of transactions principally for bona fide equity financing purposes in which cash is received by the Company or any successor or indebtedness of the Company is cancelled or converted or a combination thereof.

2.

1.2 “Amended and Restated Certificate of Incorporation” shall mean this Amended and Restated Certificate of Incorporation of the Company, as may be amended and/or restated from time to time.

1.3 “Asset Transfer” shall mean a sale, lease, exclusive license or other disposition of all or substantially all of the assets of the Company.

1.4 “Board” shall mean the Board of Directors of the Company.

1.5 “Disability” means an event that results in a person’s inability to perform the material duties of his or her employment by reason of any medically determinable physical or mental impairment that can be expected to result in death within 12 months or can be expected to last for a continuous period of not less than 12 months, as determined by a licensed physician jointly selected by a majority of the Independent Directors and the person. If the person is incapable of selecting a licensed physician, then the person’s spouse shall make the selection on behalf of the person, or in the absence or incapacity of the person’s spouse, the person’s parents shall make the selection on behalf of the person, or in the absence of parents of the person, a natural person then acting as the successor trustee of a revocable living trust which was created by the person and which holds more shares of all classes of capital stock of the Company than any other revocable living trust created by the person shall make the selection on behalf of the person, or in absence of any such successor trustee, the legal guardian or conservator of the estate of the person shall make the selection on behalf of the person.

1.6 “Family Member” shall mean with respect to any Qualified Stockholder who is a natural person, the spouse, parents, grandparents, lineal descendants, siblings and lineal descendants of siblings (in each case whether by blood relation or adoption) of such Qualified Stockholder.

1.7 “Final Conversion Date” means the earlier to occur of the following: (i) 5:00 p.m. in New York City, New York on the date that is ten (10) years following the closing of the IPO, (ii) 5:00 p.m. in New York City, New York on a date fixed by the Board that is not less than sixty (60) days nor more than one hundred eighty (180) days after the death or Disability of the last to die or be the subject of a Disability of Mir Imran, Talat Imran and Sanah Imran and (iii) the occurrence of the time or event specified by the holders of at least two-thirds (2/3) of the voting power of the Class B Common Stock, voting as a single class, for the retirement of all outstanding shares of Class B Common Stock.

1.8 “Founder” means the following individuals: Mir Imran, Talat Imran, Sanah Imran and any Permitted Transferee of such Founder.

1.9 “Independent Directors” mean the members of the Board designated as independent directors in accordance with the Listing Standards.

1.10 “IPO” means the Company’s first firmly underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale of Class A Common Stock where the Class A Common Stock is a “covered security” as described in Section 18(b) of the Securities Act of 1933, as amended.

1.11 “Liquidation Event” means any liquidation, dissolution, or winding up of the Company, whether voluntary or involuntary, or any Acquisition or Asset Transfer.

1.12 “Listing Standards” means the requirements of any national stock exchange under which the Company’s equity securities are listed for trading that are generally applicable to companies with common equity securities listed thereon.

3.

1.13 “Permitted Entity” shall mean, with respect to a Qualified Stockholder, any corporation, partnership or limited liability company in which such Qualified Stockholder directly, or indirectly through one or more Permitted Transferees, owns shares, partnership interests or membership interests, as applicable, with sufficient Voting Control in the corporation, partnership or limited liability company, as the case may be, or otherwise has legally enforceable rights, such that the Qualified Stockholder retains sole dispositive power and exclusive Voting Control with respect to all shares of Class B Common Stock held of record by such corporation, partnership or limited liability company, as the case may be.

1.14 “Permitted Transfer” shall mean, and be restricted to, any Transfer of a share of Class B Common Stock:

(i) by a Qualified Stockholder that is a natural person, to the trustee of a Permitted Trust of such Qualified Stockholder;

(ii) by a Qualified Stockholder in which a Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such Qualified Stockholder to the trustee of a Permitted Trust of such Founder;

(iii) by a Permitted Trust of a Qualified Stockholder, to the Qualified Stockholder or the trustee of any other Permitted Trust of such Qualified Stockholder;

(iv) by a Qualified Stockholder to any Permitted Entity of such Qualified Stockholder;

(v) by a Qualified Stockholder in which a Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such Qualified Stockholder to a Permitted Entity of such Founder;

(vi) by a Qualified Stockholder to a Founder;

(vii) by a Permitted Entity of a Qualified Stockholder to the Qualified Stockholder or any other Permitted Entity of such Qualified Stockholder; or

(viii) by a Permitted Entity of a Founder to such Founder or any other Permitted Entity of such Founder or to another Founder or Permitted Entity of such Founder in which such Founder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock.

1.15 “Permitted Transferee” means a transferee of shares of Class B Common Stock received in a Transfer that constitutes a Permitted Transfer.

1.16 “Permitted Trust” shall mean (i) a bona fide trust for the benefit of a Qualified Stockholder or Family Members of the Qualified Stockholder, if such Transfer does not involve any payment of cash, securities, property or other consideration (other than an interest in such trust) to the Qualified Stockholder, or (ii) a trust under the terms of which such Qualified Stockholder has retained a “qualified interest” within the meaning of §2702(b)(1) of the Internal Revenue Code and/or a reversionary interest, in each case so long as the Qualified Stockholder has sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such trust.

4.

1.17 “Qualified Stockholder” shall mean (i) the registered holder of a share of Class B Common Stock immediately prior to the IPO; (ii) the initial registered holder of any shares of Class B Common Stock that are originally issued by the Company after the IPO (including, without limitation, upon conversion of the Preferred Stock or upon exercise of options or warrants) (collectively, “Pre-IPO Outstanding Rights”); (iii) a Permitted Transferee and (iv) any Founder.

1.18 “Transfer” of a share of Class B Common Stock shall mean any sale, assignment, transfer, conveyance, hypothecation or other transfer or disposition of such share or any legal or beneficial interest in such share, whether or not for value and whether voluntary or involuntary or by operation of law, including, without limitation, a transfer of a share of Class B Common Stock to a broker or other nominee (regardless of whether there is a corresponding change in beneficial ownership), or the transfer of, or entering into a binding agreement with respect to, Voting Control (as defined below) over such share by proxy or otherwise, such that the previous holders of such voting power no longer retain sole dispositive power and exclusive Voting Control with respect to the shares of Class B Common Stock held by such holder; provided, however, that the following shall not be considered a “Transfer” within the meaning of this Article V:

(i) the granting of a revocable proxy to (y) officers or directors of the Company at the request of the Board or (z) a representative of such stockholder, in connection with actions to be taken at an annual or special meeting of stockholders or in connection with any action by written consent of the stockholders;

(ii) entering into a voting trust, agreement or arrangement (with or without granting a proxy) solely with stockholders who are holders of Class B Common Stock that (A) is disclosed either in a Schedule 13D filed with the Securities and Exchange Commission or in writing to the Secretary of the Company, (B) either has a term not exceeding one (1) year or is terminable by the holder of the shares subject thereto at any time and (C) does not involve any payment of cash, securities, property or other consideration to the holder of the shares subject thereto other than the mutual promise to vote shares in a designated manner;

(iii) the pledge of shares of Class B Common Stock by a stockholder that creates a mere security interest in such shares pursuant to a bona fide loan or indebtedness transaction for so long as such stockholder continues to exercise Voting Control over such pledged shares; provided, however, that a foreclosure on such shares or other similar action by the pledgee shall constitute a “Transfer” unless such foreclosure or similar action qualifies as a “Permitted Transfer”;

(iv) entering into a support or similar voting agreement (with or without granting a proxy) in connection with a Liquidation Event or

(v) in connection with a merger or consolidation of the Company with or into any other entity, or in the case of any other transaction having an effect on stockholders substantially similar to that resulting from a merger or consolidation, such as the sale, lease, exchange, or other disposition (other than liens and encumbrances created in the ordinary course of business, including liens or encumbrances to secure indebtedness for borrowed money that are approved by the Board of Directors, so long as no foreclosure occurs in respect of any such lien or encumbrance) of all or substantially all of the Company’s property and assets, or any other proposal, in each case that has been approved by the Board of Directors, the entering into a support, voting, tender or similar agreement or arrangement (in each case, with or without the grant of a proxy) that has also been approved by the Board of Directors or the consummation of the actions or transactions contemplated therein (including, without limitation, voting, tendering, selling, exchanging, or otherwise transferring or disposing of shares of Class B Common Stock or any legal or beneficial interest therein).

5.

1.19 “Voting Control” means, with respect to a security, the power (whether exclusive or shared) to vote or direct the voting of such security by proxy, voting agreement or otherwise.

2. Voting Rights.

2.1 Common Stock.

(a) Class A Common Stock. Each holder of shares of Class A Common Stock will be entitled to one vote for each share thereof held at the applicable record date.

(b) Class B Common Stock. Each holder of shares of Class B Common Stock will be entitled to ten votes for each share thereof held at the applicable record date.

(c) Class C Common Stock. Except as required by law and the provisions of this Amended and Restated Certificate of Incorporation, the Class C Common Stock will have no voting rights or voting power and no holder thereof shall be entitled to vote such shares on any matter. On any matter on which a holder of Class C Common Stock is entitled to vote by law or the provisions of this Amended and Restated Certificate of Incorporation, each holder of shares of Class C Common Stock will be entitled to one vote for each share thereof held at the applicable record date.

2.2 General. Except as otherwise expressly provided in this Amended and Restated Certificate of Incorporation (including any Certificate of Designation) or as required by law, the holders of Class A Common Stock and Class B Common Stock (and, on any matter on which the Class C Common Stock or the holders of Preferred Stock are entitled to vote with the Class A Common Stock and the Class B Common Stock, the Class C Common Stock and the Preferred Stock) will vote together as a single class and not as separate series or classes.

2.3 Class B Common Stock Protective Provisions. So long as any shares of Class B Common Stock remain outstanding, the Company shall not, without the affirmative approval by vote or written consent of the holders of a majority of the voting power of the Class B Common Stock then outstanding, voting together as a single class, directly or indirectly, or whether by amendment, or through merger, recapitalization, reclassification, consolidation or otherwise:

(a) amend, alter, or repeal any provision of this Amended and Restated Certificate of Incorporation or the bylaws of the Company in a manner that modifies the voting, conversion or other powers, preferences, or other special rights or privileges, or restrictions of, or increase or decrease the number of authorized shares of, the Class B Common Stock;

(b) reclassify any outstanding shares of capital stock of the Company into shares having, or authorize additional securities, including Preferred Stock, having rights as to dividends or liquidation that are senior to the Class A Common Stock or Class B Common Stock or the right to more than one vote for each share thereof and, in the case of Class C Common Stock, the right to have any vote for any share thereof, except as required by law; or

(c) create, or authorize the creation of, any class of preferred stock, unless the same ranks junior to the Class B Common Stock with respect to or the right to the payment of dividends, redemption rights and the distribution of assets on the liquidation, dissolution or winding up of the Company and has the right to no more than one vote for each share thereof or one vote for each share of Common Stock into which such share of preferred stock is convertible.

6.

2.4 Action by Consent. Until the Final Conversion Date, any action required or permitted to be taken at a meeting of stockholders of the Company may be taken without a meeting, without prior notice and without a vote, if a consent or consents, setting forth the action so taken, shall be signed by the holders of outstanding stock of the Company having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted and shall be delivered to the Company in accordance with applicable law. Following the Final Conversion Date, any action required or permitted to be taken at a meeting of stockholders of the Company shall only be taken at a meeting and may not be taken by consent.

3. Stock Splits or Combinations.

In no event shall any stock split, subdivision, combination, reclassification or recapitalization be effected or any dividend be declared with respect to any outstanding shares of Common Stock unless contemporaneously therewith all outstanding shares of Common Stock and the Class A Common Units (the “LLC Interests”) of Rani Therapeutics, LLC that are issued under the Amended and Restated Limited Liability Company Agreement of Rani Therapeutics, LLC dated on or about the date of the IPO (as the same may be amended, amended and restated and otherwise modified from time to time, the “LLC Agreement”) to be entered into in connection with the IPO at the time outstanding and the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of outstanding LLC Interests (other than LLC Interests held by the Company or any subsidiary of the Company that is a holder of LLC Interests) and the number of outstanding shares of Class B Common Stock are treated in the same proportion and the same manner.

4. Liquidation Rights.

In the event of a Liquidation Event, upon the completion of the distributions required with respect to each series of Preferred Stock that may then be outstanding, the assets of the Company legally available for distribution to stockholders shall be distributed on an equal priority, pro rata basis to the holders of Class A Common Stock and Class C Common Stock, unless different treatment is approved by the affirmative vote of the holders of a majority of the voting power of the outstanding shares of Class A Common Stock and Class B Common Stock; provided, however, that for the avoidance of doubt, consideration to be paid or received by a holder of Class A Common Stock and Class C Common Stock in connection with any Liquidation Event pursuant to any employment, consulting, severance or similar services arrangement shall not be deemed to be “distribution to stockholders” for the purpose of this Section 4 of Article V. The holders of shares of Class B Common Stock, as such, shall be entitled to receive $0.0001 per share upon completion of the distributions required with respect to each series of Preferred Stock that may be outstanding and prior to any distributions to holders of Class A Common Stock or Class C Common Stock pursuant to the first sentence of this section, and shall not be entitled to receive any other assets of the Company in the event of any Liquidation Event. The Company shall authorize the shares of Class B Common Stock necessary to maintain at all times a one-to-one ratio between the number of outstanding LLC Interests (other than LLC Interests held by the Company or any subsidiary of the Company that is a holder of LLC Interests) and the number of outstanding shares of Class B Common Stock.

5. Transfer Restriction; Cancellation of Class B Common Stock.

5.1 No shares of Class B Common Stock may be issued by the Company except to a holder of LLC Interests in Rani Therapeutics, LLC (other than the Company, Rani Therapeutics, LLC or any other subsidiary of the Company that is a holder of LLC Interests), such that after such issuance of Class B Common Stock such holder of LLC Interests holds an identical number of LLC Interests and shares of Class B Common Stock. No shares of Class B Common Stock may be transferred of record by the holder thereof except (i) for no consideration to the Company upon which transfer such shares shall automatically be cancelled pursuant to Section 5.2 of this Article V, or (ii) together with the transfer of an identical number of LLC Interests made to the transferee of such LLC Interests made in compliance with the LLC Agreement and the provisions set forth herein.

7.

5.2 Immediately upon the effective time of an exchange of an LLC Interest (together with a share of Class B Common Stock) for Class A Common Stock pursuant to the terms of the LLC Agreement, such share of Class B Common Stock held by such exchanging holder of LLC Interests shall automatically, without further action by the Company or the holder thereof, be canceled with no consideration being paid or issued with respect thereto. Any such canceled shares of Class B Common Stock shall be automatically retired and all rights with respect to such shares shall automatically cease and terminate.

6. Automatic Retirement of the Class B Common Stock.

Each share of Class B Common Stock shall automatically, without further action by the holders thereof, be retired and all rights with respect to such share shall automatically cease and terminate upon the earlier to occur of the following: (i) on the occurrence of a Transfer, other than a Permitted Transfer, of such share of Class B Common Stock, (ii) on the Final Conversion Date and (iii) upon the election of the holder of such share.

7. Conversion of the Class C Common Stock.

The Company may, from time to time, establish such policies and procedures, not in violation of applicable law or the other provisions of this Amended and Restated Certificate of Incorporation, relating to the conversion of the Class C Common Stock into Class A Common Stock, as it may deem necessary or advisable in connection therewith.

8. Reservation of Stock Issuable Upon Conversion.

8.1 The Company will at all times reserve and keep available out of its authorized but unissued shares of Class A Common Stock, such number of shares of Class A Common Stock that shall from time to time be sufficient to effect (i) the exchange of all outstanding LLC Interests (along with Class B Common Stock and excluding those LLC Interests held by Rani Therapeutics, LLC) into shares of Class A Common Stock and (ii) the conversion of all outstanding shares of Class C Common Stock into shares of Class A Common Stock.

9. Miscellaneous.

9.1 No Reissuance of Class B Common Stock. No share or shares of Class B Common Stock acquired by the Company by reason of redemption, purchase, conversion, retirement or otherwise shall be reissued, and all such shares shall be cancelled, retired and eliminated from the shares that the Company shall be authorized to issue.

9.2 Additional Issuances of Class B Common Stock. The Company shall not at any time after the effectiveness of this Amended and Restated Certificate of Incorporation under the DGCL issue any additional shares of Class B Common Stock, unless such issuance is approved by the affirmative vote of the holders of a majority of the outstanding shares of Class B Common Stock.

9.3 Preemptive Rights. No stockholder of the Company shall have a right to purchase shares of capital stock of the Company sold or issued by the Company except to the extent that such a right may from time to time be set forth in a written agreement between the Company and a stockholder.

8.

ARTICLE VI

DIRECTOR LIABILITY

1. The liability of the directors of the Company for monetary damages shall be eliminated to the fullest extent under applicable law. If applicable law is amended after approval by the stockholders of this Article VI to authorize corporate action further eliminating or limiting the personal liability of directors, then the liability of a director to the Company shall be eliminated or limited to the fullest extent permitted by applicable law as so amended.

2. To the fullest extent permitted by applicable law, the Company is authorized to provide indemnification of (and advancement of expenses to) directors, officers, employees and agents of the Company (and any other persons to which applicable law permits the Company to provide indemnification) through (a) the Company’s Bylaw provisions, (b) agreements with such directors, officers, agents or other persons or (c) vote of stockholders or disinterested directors.

3. Any amendment, elimination, impairment, repeal or modification of this Article VI shall only be prospective and shall not affect the rights or protections or increase the liability of any director under this Article VI in effect at the time of the alleged occurrence of any act or omission to act giving rise to liability or indemnification.

ARTICLE VII

BUSINESS COMBINATIONS WITH INTERESTED STOCKHOLDERS

The Company hereby elects not to be subject to or governed by Section 203 of the DGCL.

ARTICLE VIII

CORPORATE OPPORTUNITY RENOUNCEMENT

To the extent permitted by law, the Company renounces any interest or expectancy of the Company in, or in being offered an opportunity to participate in, any Specified Opportunity presented to a Covered Person and waives any claim that the Specified Opportunity constitutes a corporate opportunity that should have been presented by the Covered Person to the Company; provided, however, that the Covered Person acts in good faith. A “Covered Person” is any officer, member of the Board or stockholder (or affiliate thereof) who is not an employee of the Company or any of its subsidiaries. A “Specified Opportunity” is any transaction or other business opportunity that is not presented to the Covered Person solely in his or her capacity as an officer, member of the Board or stockholder of the Company (or affiliate thereof).

9.

ARTICLE IX

MISCELLANEOUS

For the management of the business and for the conduct of the affairs of the Company, and in further definition, limitation and regulation of the powers of the Company, of its directors and of its stockholders or any class or series thereof, as the case may be, it is further provided that:

1. The management of the business and the conduct of the affairs of the Company shall be vested in its Board. Subject to the rights of any holders of any series of Preferred Stock to elect any Preferred Stock Directors, the number of directors that shall constitute the Board shall be fixed exclusively by resolutions adopted by a majority of the total number of the authorized number of directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption) (the “Whole Board”), subject to any restrictions which may be set forth in this Amended and Restated Certificate of Incorporation.

2. From and after the Final Conversion Date, the directors, other than any who may be elected by the holders of any series of Preferred Stock under specified circumstances (such directors, “Preferred Stock Directors”), shall be divided into three (3) classes as nearly equal in size as is practicable, hereby designated Class I, Class II and Class III. The Board is authorized to assign members of the Board already in office to such classes at the time the classification becomes effective. The term of office of the initial Class I directors shall expire at the first annual meeting of the stockholders following the Final Conversion Date, the term of office of the initial Class II directors shall expire at the second annual meeting of the stockholders following the Final Conversion Date, and the term of office of the initial Class III directors shall expire at the third annual meeting of the stockholders following the Final Conversion Date. At each annual meeting of stockholders, commencing with the first annual meeting of stockholders following the Final Conversion Date, each of the successors elected to replace the directors of a class whose term shall have expired at such annual meeting shall be elected to hold office until the third annual meeting next succeeding his or her election and until his or her respective successor shall have been duly elected and qualified or until his or her earlier death, resignation or removal. Prior to the Final Conversion Date, all directors shall be elected at each annual meeting of stockholders to serve until the next annual meeting of stockholders (except, for the avoidance of doubt, as provided in this Section 2 of Article IX in the event a Final Conversion Date occurs) and until his or her successor shall have been duly elected and qualified. Notwithstanding the foregoing provisions of this Article IX, whether before or after the Final Conversion Date, each director shall serve until his or her successor is duly elected and qualified or until his or her death, resignation, or removal. From and after the Final Conversion Date, if the number of directors is thereafter changed, any newly created directorships or decrease in directorships shall be so apportioned among the classes as to make all classes as nearly equal in number as is practicable. No decrease in the number of directors constituting the Board, whether before or after the Final Conversion Date, shall shorten the term of any incumbent director.

3. The Board is expressly empowered to adopt, amend or repeal the bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation. The stockholders shall also have the power to adopt, amend or repeal the bylaws of the Company, subject to any restrictions that may be set forth in this Amended and Restated Certificate of Incorporation.

4. Special meetings of the stockholders may be called only (i) prior to the Final Conversion Date, by the holders of at least 25% of the voting power of the Class A Common Stock and Class B Common Stock, voting together as a single class, in accordance with the requirements of the bylaws of the Company; (ii) by the Board pursuant to a resolution adopted by a majority of the Whole Board; (iii) the chairperson of the Board; or (iv) by the chief executive officer of the Company.

10.

5. Advance notice of nominations for the election of directors and of any other business to be brought by stockholders before any meeting of the stockholders of the Company will be given in the manner and to the extent provided in the bylaws of the Company.

6. Election.

6.1 The directors of the Company need not be elected by written ballot unless the bylaws so provide.

6.2 No stockholder entitled to vote at an election for directors may cumulate votes to which such stockholder is entitled unless required by applicable law at the time of such election.

6.3 Subject to any limitation imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock in respect of any Preferred Stock Directors, any individual director or directors may be removed prior to the Final Conversion Date with or without cause, and from and after the Final Conversion Date only with cause, in each case, by the affirmative vote of the holders of at least two-thirds (2/3) of the voting power of all then-outstanding shares of capital stock of the Company entitled to vote generally at an election of directors.

6.4 Subject to any limitations imposed by applicable law and subject to the rights of the holders of any series of Preferred Stock in respect of any Preferred Stock Directors, (A) until the Final Conversion Date, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors may be filled by the stockholders and, if not filled by the stockholders within 20 days following the public disclosure of such vacancy or newly created directorship by the Company, may be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director, and (B) following the Final Conversion Date, any vacancies on the Board resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall be filled by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board, or by a sole remaining director. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the newly created directorship or vacancy was created or occurred and until such director’s successor shall have been elected and qualified.

6.5 Notwithstanding anything herein to the contrary, during any period when the holders of any series of Preferred Stock, voting separately as a series or together with one or more series, have the right to elect Preferred Stock Directors, then upon commencement and for the duration of the period during which such right continues: (i) the then otherwise total authorized number of directors of the Company shall automatically be increased by such specified number of Preferred Stock Directors, and the holders of such Preferred Stock shall be entitled to elect the additional Preferred Stock Directors so provided for or fixed pursuant to said provisions; and (ii) each such additional Preferred Stock Director shall serve until such director’s successor shall have been duly elected and qualified, or until such director’s right to hold such office terminates pursuant to said provisions, whichever occurs earlier, subject to his or her earlier death, resignation, disqualification or removal. Except as otherwise provided by the Board in the resolution or resolutions establishing such series of Preferred Stock, whenever the holders of any series of Preferred Stock having such right to elect additional Preferred Stock Directors are divested of such right pursuant to the provisions of such stock, the terms of office of all such additional directors elected by the holders of such stock, or elected to fill any vacancies resulting from the death, resignation, disqualification or removal of such additional directors, shall cease to qualify to serve as directors and shall automatically cease to be a director, the terms of office of all such directors shall forthwith terminate and the total authorized number of directors of the Company shall be reduced accordingly.

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7. Unless the Company consents in writing to the selection of an alternative forum, the Court of Chancery of the State of Delaware (or, if and only if the Court of Chancery of the State of Delaware lacks subject matter jurisdiction, any state court located within the State of Delaware or, if and only if all such state courts lack subject matter jurisdiction, the federal district court for the District of Delaware) and any appellate court therefrom shall be the sole and exclusive forum for the following claims or causes of action under the Delaware statutory or common law: (A) any derivative claim or cause of action brought on behalf of the Company; (B) any claim or cause of action for breach of a fiduciary duty owed by any current or former director, officer, other employee or stockholder of the Company, to the Company or the Company’s stockholders; (C) any claim or cause of action arising out of or pursuant to any provision of the DGCL, this Amended and Restated Certificate of Incorporation or the bylaws of the Company (as each may be amended from time to time); (D) any claim or cause of action seeking to interpret, apply, enforce or determine the validity of this Amended and Restated Certificate of Incorporation or the bylaws of the Company (as each may be amended from time to time, including any right, obligation, or remedy thereunder); (E) any claim or cause of action as to which the DGCL confers jurisdiction on the Court of Chancery of the State of Delaware; and (F) any claim or cause of action governed by the internal-affairs doctrine, in all cases to the fullest extent permitted by law and subject to the court having personal jurisdiction over the indispensable parties named as defendants. This first paragraph of Section 7 of Article IX shall not apply to claims or causes of action brought to enforce a duty or liability created by the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, or any other claim for which the federal courts have exclusive jurisdiction.

Unless the Company consents in writing to the selection of an alternative forum, to the fullest extent permitted by law, the federal district courts of the United States of America shall be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Securities Act of 1933, as amended, including all causes of action asserted against any defendant named in such complaint. For the avoidance of doubt, this provision is intended to benefit and may be enforced by the Company, its officers and directors, the underwriters to any offering giving rise to such complaint, and any other professional entity whose profession gives authority to a statement made by that person or entity and who has prepared or certified any part of the documents underlying the offering.

Any person or entity holding, owning or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to the provisions of this Amended and Restated Certificate of Incorporation.

THREE: This Amended and Restated Certificate of Incorporation has been duly approved by the Board.

FOUR: This Amended and Restated Certificate of Incorporation was duly approved by the holders of the requisite number of shares of the Company in accordance with Section 228 of the DGCL. This Amended and Restated Certificate of Incorporation has been duly adopted in accordance with the provisions of Sections 242 and 245 of the DGCL.

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IN WITNESS WHEREOF, Rani Therapeutics Holdings, Inc. has caused this Amended and Restated Certificate of Incorporation to be signed by its Chief Executive Officer this 23rd day of July, 2021.

RANI THERAPEUTICS HOLDINGS, INC.
By:	/s/ Talat Imran
Talat Imran
Chief Executive Officer

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